Exhibit 7(c) 99.1

Press Release

Contact: Lawrence P Ward Phone: 805-239-5200 ext 260	FOR IMMEDIATE RELEASE 12:00 PM PT, March 3, 2003

First Quarter 2003 Earnings Press Release

Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (the Company) and its subsidiary, Heritage Oaks Bank (the Bank), announced the results of operations through the end of the first quarter March 31, 2003. Mr. Ward stated "for the three months ending March 31, 2003, the Company reported earnings of $824,569 or $0.26 per share on a fully diluted basis. This represents a 45% improvement over earnings of $568,220 or $0.18 per share on a fully diluted basis for the same period in 2002. For the three months ending March 31, 2003, the Company reported Return on Average Assets ( ROAA) and Return On Average Equity (ROE) of 1.04% and 16.22%, respectively".

Mr. Ward went on to say that at March 31, 2003, "the Company reported growth in assets of 41%, growth in loans net of reserves of 29%, growth in deposits of 29% and growth in equity capital of 26% over the levels at the same period in 2002. On April 10, 2002 the Company completed the issuance of an $8 million Trust Preferred offering. As a part of that transaction, the Company was able to down stream to the Bank $5.2 million in new capital. This new capital at the Bank level allowed the Bank and the Company to increase the investment portfolio by 188% over the levels at the same period in 2002".

Below is a summary un-audited balance sheet for the periods ending March 31: (amounts in thousands)

	2002	2003
Total Assets	$236,077	$333,690
Loans, net of reserves	$159,264	$205,157
Deposits	$209,077	$269,126
Equity Capital	$16,369	$20,564

Below is a summary un-audited income statement for the three months ending March 31: (amounts in dollars)

	2002	2003
Net Interest Income	$2,909,922	$3,344,479
Non-Interest Income	$782,116	$901,280
Non-Interest Expense	$2,678,396	$2,868,723
Income Tax Expense	$310,422	$427,467
Net After Tax Income	$568,220	$824,569

Information regarding Heritage Oaks Bancorp stock may be acquired using the trading symbol of HEOP or accessed on line at www.heritageoaksbank.com.  Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Companies at 1-800-288-2811; Sandler O’Neill & Partners, LLP at 1-800-635-6860; Wedbush Morgan Securities at 1-800-234-0480;

Maguire Investments at 1-800-244-4183 or by Contacting Tana Eade-Davis AVP, Shareholder Relations Officer at Heritage Oaks Bank.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company’s operations, interest rates and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.

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